Exhibit 10.1

FORBEARANCE AND SETTLEMENT AGREEMENT

          THIS FORBEARANCE AND SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into effective as of December 29, 2006, between XINHUA CHINA LTD., a Nevada corporation (the “Company”), CORNELL CAPITAL PARTNERS, L.P. (“Cornell”), and HIGHGATE HOUSE FUNDS, LTD. (“Highgate”).  Cornell and Highgate are collectively referred to herein as the “Buyers.” All terms not otherwise defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement (as defined below).

          WHEREAS, in connection with the Securities Purchase Agreement among the Company and the Buyers entered into on November 23, 2005, as amended on March 23, 2006 (“Securities Purchase Agreement”) the Company has issued to the Buyers the following convertible debentures (the “Convertible Debentures”), which, as of December 29, 2006, have outstanding principal and accrued and unpaid interest stated in table below:

Buyers Name:	Issuance Date of Debenture:	Outstanding Principal:	Outstanding Interest:
Highgate	November 23, 2005	$1,250,000	$27,465.75
Cornell	March 23, 2006	$2,000,000	$30,794.52

          WHEREAS, in connection with the Securities Purchase Agreement, on November 23, 2005, as amended on March 23, 2006 the Company and the Buyers also entered in (a) an Investor Registration Rights Agreement (the “Registration Rights Agreement”), (b) a Security Agreement (the “Security Agreement”), and (c) along with Pacific Stock Transfer, Irrevocable Transfer Agent Instructions (the “Transfer Agent Instructions”).  The Convertible Debentures, the Securities Purchase Agreement, the Registration Rights Agreement, Security Agreement, the Transfer Agent Instructions, and all other agreements entered into between the Company and Buyers in connection therewith are collectively referred to herein as the “Transaction Documents”.

          WHEREAS, the Company has an opportunity to sell its Beijing Boheng Investments subsidiary (the “Subsidiary”) for a purchase price which will be paid to the Company periodically over the course of approximately two years and which sale of the Subsidiary requires the consent of Cornell and Highgate.

          WHEREAS, the Company wishes to use the proceeds from the sale of the Subsidiary as received to repay principal and accrued and unpaid interest due to the Buyers under the Convertible Debentures under the terms and conditions as set forth herein.

          WHEREAS, in connection with the Securities Purchase Agreement, on November 23, 2005, the Company issued to Highagte a warrant (the “Warrant”) to purchase 1,035,000 shares of the Company’s common stock (the “Warrant Shares”).

          WHEREAS, the Company acknowledges that it has failed to obtain effectiveness of the Registration Statement within 120 days after filing thereof (the Registration Statement was filed on March 28, 2006), which requires the Company to pay to the holders of the Convertible Debentures as liquidated damages and not as a penalty, a cash amount equal to two percent (2%) per month of the outstanding principal amount of the Convertible Debentures outstanding starting within three (3) business days from the end of the month in which the Scheduled Effective Deadline occurred.

          NOW, THEREFORE, in consideration of the mutual promises, conditions and covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.       The Company hereby acknowledges, confirms and agrees:
a.	That amounts owed, together with interest accrued and accruing thereon (collectively, the “Obligations”) now or hereafter payable by the Company to the Buyers under the Convertible Debentures and the Transaction Documents are unconditionally owing by the Company to the Buyers, without offset, setoff, defense or counterclaim of any kind, nature or description whatsoever.

b.	That: (1) each of the Transaction Documents to which it is a party has been duly executed and delivered to the Buyers by the Company, and each is in full force and effect as of the date hereof, (2) the agreements and obligations of the Company contained in such documents and in this Agreement constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, and the Company has no valid defense to the enforcement of such obligations, (3) the Buyers are and shall be entitled to the rights, remedies and benefits provided for in the Transaction Documents and applicable law, without offset, setoff, defense or counterclaim of any kind, nature or descriptions whatsoever, and (4) it has no claims, actions, cause of action, suits, judgments, and demands whatsoever, in law, admiralty or equity, against the Buyers or their affiliates.

c.	That the Buyers have and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Pledged Property (as defined in the Transaction Documents) heretofore granted pursuant to the Security Agreement, or otherwise granted to or held by the Buyer.

d.	That as of November 28, 2006, the Company owes to the Buyers liquidated damages pursuant to Section 2(c) of the Registration Rights Agreement in an amount equal to $260,000 plus an additional $65,000 for each month thereafter (collectively, the “Accrued Liquidated Damages”) for failure to have the registration statement timely declared effective by the SEC.

2.       In reliance upon the representations, warranties and covenants of the Company contained in this Agreement, and subject to the terms and conditions set forth herein, the Buyers hereby waive on a one-time basis only the Accrued Liquidated Damages (subject to Section 5 below) and further agree to forbear from exercising its rights and remedies under the Transaction Documents or applicable law in respect of or arising out of the Company’s failure to timely pay the Accrued Liquidated Damages, subject to the conditions, amendments and modifications contained herein for the period (the “Forbearance Period”) commencing on the date hereof and continuing for so long as the following conditions are met: (i) the Company strictly complies with the terms of this Agreement and (ii) there is no occurrence or existence of any event of default, other than those related to the Accrued Liquidated Damages under the Transaction Documents.

3.       Repayment of the Debenture.  The Company shall pay the Buyers the Scheduled Payment Amounts (as set forth below) on or prior to the date that is thirty (30) business days from the date of each Scheduled Payment Date (as set forth below) towards the repayment of the outstanding principal and interest of the Convertible Debentures.  Such payments, when received by the Buyers, shall be applied first towards accrued and unpaid interest on both the Cornell and Highgate Convertible Debentures and then towards the outstanding principal beginning with the Cornell Convertible Debenture first and after all amounts have been repaid on the Cornell Convertible Debenture, then towards the Highgate Convertible Debenture.  The parties agree that the Redemption Premium (as defined in the Convertible Debentures) shall not apply on any Scheduled Payment Amounts paid by the Company in accordance with this Agreement.

Scheduled Payment Date	Scheduled Payment Amount
March 10, 2007	$250,000
June 30, 2007	$375,000
October 31, 2007	$375,000
January 31, 2008	$250,000
July 31, 2008	$625,000
December 31, 2008	Remaining balances on the Convertible Debentures after taking into account all Scheduled Payments made and all conversion as set forth below.

4.       Conversion of the Debenture.  During the Forbearance Period, during the time between the Buyer’s receipt of each Scheduled Payment Amount (each a “Conversion Period”) the Buyers shall convert the Convertible Debentures in accordance with the terms thereof in an amount equal to at least the amount of the prior Scheduled Payment Amount (the “Required Conversion Amount”) subject to the following: (a) for clarification, the Required Conversion Amount shall mean: (i) that the Buyers shall convert as much of the Convertible Debentures up to at least the Scheduled Payment Amount as is possible provided that such Conversion Shares may all be immediately resold by the Buyers under an exemption from registration; and (ii) any remaining portion of the Required Conversion Amount with respect to a particular Scheduled Payment Amount which was not converted due to the inability for resale by the Buyers under an exemption from registration, the Buyers shall convert such remaining portion of the Required

Conversion Amount as soon as such Conversion Shares are able to be resold by the Buyers under an exemption from registration, and (b) in no event shall the Required Conversion Amount for any particular Conversion Period require the Buyers to convert into a number of shares which would exceed 30% of the total volume of the Common Stock according to Bloomberg LP during the thirty trading days immediately preceding the first day of such Conversion Period.  Counsel to the Company shall provide a legal opinion for use by the Buyers when resale is available for such Conversion Shares under Rule 144, in a form reasonably satisfactory to the Buyers, opining that the allowable amount under Rule 144 of such Conversion Shares may in fact be sold by the Buyers absent registration.  In the event that the Buyers convert more than the applicable Required Conversion Amount in any Conversion Period, the Buyer may allocate the amount converted above the Required Conversion Amount towards the Required Conversion Amount during subsequent Conversion Periods.

5.       Liquidated Damages.  The Company and the Buyers agree that during the Forbearance Period the Buyers shall not attempt to collect any of the Accrued Liquidated Damages and no additional liquidated damages shall accrue during the Forbearance Period.  Upon repayment of all the Scheduled Payment Amounts in accordance with this Agreement, the Buyers shall permanently waive payment of the Accrued Liquidated Damages.  Immediately upon the termination or expiration of the Forbearance Period, if all the Scheduled Payment Amounts have not been paid by the Company, then liquidated damages shall automatically and without any further action start accruing from the date a Scheduled Payment Amount had not be paid by the Company and the Buyers’ waiver of the Accrued Liquidated Damages owing prior to the date of entering into this Agreement shall be null and void and the Company shall been responsible for paying all the Accrued Liquidated Damages that were owing to the Buyers prior to entering into this Agreement.

6.       Termination of Forbearance Period.  Upon the termination or expiration of the Forbearance Period, the agreement of the Buyers to forbear shall automatically and without further action terminate and be of no force and effect.

7.       Exercise of the Warrant.   Highgate shall exercise its right to purchase Warrant Shares pursuant to the Warrant on a cashless basis in an amount 200,000 shares of common stock of the Company in every three month period beginning on the date hereof.  The Company shall arrange for counsel to the Company to issue a customary Rule 144 legal opinion to the extent that such Warrant Shares may be resold in accordance with Rule 144.

8.       Registration Statement. On the date hereof the Company shall withdraw the Registration Statement filed on March 28, 2006 with the SEC in connection with the Convertible Debentures.  During the Forbearance Period, the Company shall not be required to file or obtain effectiveness of a Registration Statement.  Within thirty days after the termination or expiration of the Forbearance Period, if the Convertible Debentures have not been repaid to the Buyers in full, the Company shall re-file a Registration Statement with the SEC for the resale of the shares of common stock underlying the Convertible Debentures and the Warrants.  The Company shall have such Registration Statement declared effective by the SEC within ninety days of the filing thereof.

9.       Consent to any Organizational Change. The Company and the Buyers agree that during the Forbearance Period the Buyers hereby waive the requirement for the Company to receive the written consent of each Buyer for any Organizational Change to be directly or indirectly consummated by the Company.  However, the Company agrees to advise the Buyers of any Organizational Change prior to it taking effect.  The Company represents and warrants to the Buyers that it has no current intentions to effectuate an Organizational Change.  Notwithstanding the forgoing, the Company covenants that it will not effectuate any stock splits for at least six months from the date hereof without the consent of the Buyers.

10.      Termination of Security Shares. The Company and the Buyers agree that effective immediately upon receipt by the Buyers of the first Scheduled Payment Amount, the provision for Security Shares as set forth in Section 9 of the Securities Purchase Agreement and in Section 2 of the Transfer Agent Instructions shall be terminated and no longer of any force and effect.

11.      The Company represents and warrants that it will not be secured against the assets of the Subsidiary being sold.  Furthermore, if the Company does obtain any security interest in the assets of the Subsidiary being sold or in any other assets to secure the payment obligations of the purchasing party to the Company, the Company will make arrangements (if it does not occur automatically pursuant to the Security Agreement) to collaterally assign to the Buyers any such security interest granted to the Company until payment in full of the Convertible Debentures.

12.      The Company shall disclose the contents of this Agreement on a Form 8-K or such other form as may be applicable within 4 days of the date hereof.  Such disclosure shall be reviewed by counsel to the Company prior to its filing.

13.      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.  This Agreement shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of this Agreement.  The terms of this Agreement supersede the terms of any other verbal agreement existing prior to the date hereof.  In the event of any litigation arising hereunder, the prevailing party or parties shall be entitled to recover its or their reasonable attorneys’ fees and court costs from the other party or parties, including the costs of bringing such litigation and collecting upon any judgments.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, trustees, successors and assigns.

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          IN WITNESS WHEREOF, the parties have signed and delivered this Forbearance and Settlement Agreement on the date first set forth above.

XINHUA CHINA LTD	HIGHGATE HOUSE FUNDS, LTD

By: /s/ Xianping Wang	By: /s/ Mark A. Angelo
Name: Xianping Wang	Name: Mark A. Angelo
Title: President and a Director	Title: Director

CORNELL CAPITAL PARTNERS, LP

By: Yorkville Advisors, LLC
Its: General Partner

By: /s/ Mark A. Angelo
Name: Mark Angelo
Title: Portfolio Manager